Exhibit 21.1
Subsidiaries of Carbonite, Inc.

Subsidiary	Jurisdiction
Carbonite International Holdings, BV	Netherlands
Carbonite Securities Corporation	United States (Massachusetts)
Carbonite China Holdings, LLC	United States (Delaware)
Carbonite (China) Co., Ltd.	China
Carbonite India Holdings, LLC	United States (Delaware)
Zmanda Technologies India Pvt. Ltd	India
6745385 Canada, Inc.	Canada
Carbonite GmbH	Switzerland
Carbonite Germany GmbH	Germany
MailStore Software GmbH	Germany
Carbonite Securities Corporation and Carbonite International Holdings, BV are wholly owned subsidiaries of Carbonite, Inc. Carbonite China Holdings, LLC, Carbonite India Holdings, LLC, 6745385 Canada, Inc., Carbonite GmbH and Carbonite Germany GmbH are wholly owned subsidiaries of Carbonite International Holdings, BV. Carbonite (China) Co., Ltd. is a wholly owned subsidiary of Carbonite China Holdings, LLC. Zmanda Technologies India Pvt. Ltd. is a wholly owned subsidiary of Carbonite India Holdings, LLC. MailStore Software GmbH is a wholly owned subsidiary of Carbonite Germany GmbH.